EXHIBIT 4.2

SHAREHOLDERS AGREEMENT

by and among

ELIZABETH ARDEN, INC.,

NIGHTINGALE ONSHORE HOLDINGS L.P.

and

NIGHTINGALE OFFSHORE HOLDINGS L.P.

Dated as of August 19, 2014

7.4	Severability	32
7.5	Counterparts	32
7.6	Entire Agreement	33
7.7	Governing Law; Jurisdiction	33
7.8	WAIVER OF JURY TRIAL	33
7.9	Specific Performance	33
7.10	No Third-Party Beneficiaries	33
7.11	Notices	34
7.12	Stock Dividends, Etc.	34
7.13	Effectiveness	35

SHAREHOLDERS AGREEMENT, dated as of August 19, 2014 (as may be amended from time to time, this “Agreement”), by and among Elizabeth Arden, Inc., a Florida corporation (the “Company”), Nightingale Onshore Holdings L.P. and Nightingale Offshore Holdings L.P. (each, a “Shareholder,” and together, the “Shareholders”).

W I T N E S S E T H:

WHEREAS, simultaneously with the execution and delivery of this Agreement by the parties hereto, Company and the Shareholders have entered into a Securities Purchase Agreement, dated as of August 19, 2014 (as may be amended from time to time, the “Purchase Agreement”), pursuant to which, among other things, the Company is issuing to the Shareholders (a) shares of Series A Serial Preferred Stock (as defined in the Purchase Agreement) and (b) the Warrants (as defined in the Purchase Agreement); and

WHEREAS, each of the parties hereto wishes to set forth in this Agreement certain terms and conditions regarding the Shareholder’s ownership of the Securities.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GOVERNANCE

1.1 Composition of the Board of Directors.

(a) For so long as the Series A Serial Preferred Stock remains outstanding, the Company shall take all actions necessary to preserve, and ensure the continuation of, the rights to elect directors to the Company’s board of directors (the “Board”) pursuant to and in accordance with the articles of incorporation of the Company (as amended by the Articles of Amendment (as defined in the Purchase Agreement)) (the “Designation Rights”), including by nominating for election (with respect to the Designations Rights) the Persons proposed by the Shareholders pursuant to Section 1.1(b) below or otherwise.

(a) From and after the date on which the Shareholders are no longer entitled, in their capacity as holders of Series A Serial Preferred Stock, to elect directors to the Board pursuant to the Designation Rights, (i) for so long as the Percentage Interest is at least the Minimum Threshold but less than twenty percent (20%), the Shareholders shall have the right to jointly designate for nomination one member of the Board and (ii) for so long as the Percentage Interest is twenty percent (20%) or greater, the Shareholders shall have the right to jointly designate for nomination two members of the Board. For the avoidance of doubt, under no circumstance shall the Shareholders be permitted to designate for nomination more than two members of the Board in the aggregate pursuant to this Agreement and the Purchase Agreement. In the event that the Percentage Interest is not equal to or greater than the Minimum Threshold or twenty percent (20%), as applicable, (i) the Shareholders shall promptly (x) cause all members of the Board designated by the Shareholders for appointment to the Board (or one member of the Board, if the Percentage Interest is at least the Minimum Threshold and less than twenty percent (20%)) to immediately tender their resignations from the Board, and (y) if such member or members of the Board do not resign, take all actions necessary to remove the member or members from the Board to the extent permitted by applicable law and (ii) the Shareholders hereby expressly authorize the Company to remove such members (or one member chosen by the Shareholders, if the Percentage Interest is at least the Minimum Threshold but less than twenty percent (20%)), to the extent permitted by applicable law. At the time of becoming a director of the Board, any director so designated for nomination by the Shareholders shall submit to the Company a signed, undated letter of resignation, which letter of resignation shall become effective with respect to one director selected by the Shareholders in the event that the Percentage Interest is not equal to or greater than twenty percent (20%), or with respect to both directors if the Percentage Interest is not equal to or greater than the Minimum Threshold and such director does not resign from the Board pursuant to Section 1.1(b)(i)(x) above.

(b) The Board shall recommend that such designees(s) be included in the slate of nominees in the class to be elected or appointed to the Board at the next (and each applicable subsequent) annual or special meeting of shareholders, subject to each designee’s satisfaction of all applicable requirements regarding service as a director of the Company under applicable law, regulation or stock exchange rules regarding service as a director and such other criteria and qualifications for service as a director applicable to all directors of the Company and in effect on the date hereof; provided, however, that in no event shall any such designee’s relationship with a Shareholder (or any other actual or potential lack of independence resulting therefrom) be considered to disqualify such designee from being a member of the Board pursuant to this Section 1.1(b).

(c) At any time that the Shareholders are entitled, pursuant to the Designation Rights or this Agreement, to designate or nominate for election at least one (1) director to the Board, Nightingale Onshore Holdings L.P. shall also have the right to appoint one non-voting observer on the Board (the “Board Observer”) who shall have (i) the right to attend all meetings of the Board as an observer (but whose presence shall not be counted towards the Board’s quorum), (ii) the right to receive advance notice of each meeting, including such meeting’s time and place, at the same time and in the same manner as such notice is provided to the members of the Board and (iii) the right to receive copies of all materials, including notices, minutes, consents and regularly compiled financial and operating data distributed to the members of the Board at the same time as such materials are distributed to the Board. The Board observer shall be bound by all applicable fiduciary duties and confidentiality requirements of a director on the Board.

(d) The Shareholders shall notify the Company of the identity of the proposed Shareholder Director(s), in writing, reasonably promptly after such information is requested by the Board or any committee thereof responsible for the nomination of directors for inclusion in (x) a proxy or information statement for a meeting of shareholders (or action by written consent) or (y) any other documents or reports to be filed by the Company with the Commission, together with all information about the proposed Shareholder Director(s) as shall be reasonably requested by the Board or any committee thereof responsible for the nomination of directors; provided, however, that in no event shall the Company require more information from the Shareholders regarding the proposed Shareholder Director(s) than is required for any other person nominated for election to the Board; provided, further, that in the event the Shareholders fail to provide any such notice, the person(s) then serving as the Shareholder Director(s) shall be deemed to be the proposed Shareholder Director(s) nominated for election for such meeting or written consent for purposes of this Section 1.2(c).

(e) If, after the date hereof, there is a change in applicable Law or the rules of the Principal Market that prohibits the Designation Rights, then the Company shall use reasonable best efforts to remove such prohibitions and, if it is unsuccessful in doing so, the Company and the Shareholders will discuss in good faith amendments to the terms of the Articles of Amendment to remove such prohibition (it being acknowledged that in no event will the Shareholders be obligated to accept a lesser number of directors than a number equal to the Percentage Interest multiplied by the outstanding number of directors on the Board).

1.2 Committees. Until such time as the Shareholders are no longer entitled to elect at least one member of the Board pursuant to the Designation Rights, the Shareholders shall be entitled to jointly designate and appoint (and the Company shall cause such appointment (and the other appointments referred to in this Section 1.2) to occur and become effective) Shareholder Directors to serve on all of the committees of the Board (other than committees required to be comprised solely of independent directors if and to the extent Shareholder Directors do not so qualify) in proportion to the Shareholder Directors’ overall representation on the Board (rounded up or down to the nearest whole number); provided that the Shareholders shall be entitled to designate and appoint at least one member to each such committee so long as it is entitled to elect at least one member to the Board. In the event that an insufficient number of Shareholder Directors meet the eligibility requirements mandated by applicable Law or applicable national securities exchange rules (in either case from which the Company is not then exempt), the Shareholders shall be entitled to designate and appoint a number of Shareholder Directors to such committee in a non-voting observer capacity as it would have been able to designate as full members in the absence of such ineligibility. Each such observer shall have the same rights as a director (other than voting rights), including the right to participate in all deliberations of each committee and shall be bound by all applicable fiduciary duties and confidentiality requirements of a director on the Board. Observers shall not be counted towards a quorum. The Company shall send to each such observer the notice of the time and place of such meeting in the same manner and at the same time as it shall send such notice to the committee members. The Company shall also provide to each such observer copies of all notices, reports, minutes and consents at the time and in the manner as they are provided to the committee members.

1.3 Consent Rights. Except as hereinafter provided, from and after the Closing, the Company shall not, and shall cause each of its Subsidiaries not to (the Company and its current and future Subsidiaries together, the “Group Companies”), take, enter into or effectuate any of the following actions or transactions without the prior written approval of the Shareholders, which shall not be unreasonably withheld, conditioned or delayed:

(a) amend or otherwise change, or waive any provision of, its articles of incorporation or by-laws (or similar organizational documents), except for non-material changes undertaken for routine or administrative reasons that do not adversely affect the Shareholder;

(b) alter the size or powers of the Board, except for non-material changes to the powers of the Board or any committee undertaken for routine or administrative reasons that do not adversely affect the rights of the Shareholder; provided, that the Shareholders hereby consent to a temporary increase in the size of the Board until the date of the 2015 annual meeting of shareholders of the Company to the extent required for the Shareholder Directors to join the Board; provided, further, that from the date of the 2014 annual meeting of shareholders of the Company until the date of the 2015 annual meeting of shareholders of the Company, the Board shall contain no more than six (6) non-Shareholder Directors;

(c) discontinue the Company’s status as a public company or SEC-reporting company, change the Company’s jurisdiction of organization, or apply to list (or materially alter or terminate its listing) on any stock exchange;

(d) until August 19, 2017, issue or sell any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company and any issuance of convertible securities or warrants for the purchase of Common Stock, in which case the common stock into which such convertible securities are convertible or for which the warrants are exercisable shall be deemed issued), except Permitted Issuances for a consideration per share less than a price equal to the Warrant Price (as defined in the Warrants) in effect immediately prior to such issue or sale or deemed issuance or sale; or

(e) enter into any Contract or otherwise obligate the Group Companies to take any of the foregoing actions.

Notwithstanding the foregoing, (x) in the event that the Percentage Interest is not equal to or greater than fifteen (15%) on August 19, 2015, the requirement that the Company obtain the prior written approval of the Shareholders prior to taking any of the actions set forth in Sections 1.3(a)-(d) shall be immediately suspended and (y) from and after August 19, 2015, in the event that the Percentage Interest equals or exceeds fifteen percent (15%), the requirement that the Company obtain such prior written approval shall be in effect at such times (and only at such times) that the Percentage Interest equals or exceeds fifteen percent (15%).

ARTICLE II

OTHER COVENANTS

2.1 Preemptive Rights.

(a) The Shareholders shall be entitled to the preemptive rights set forth in this Section 2.1 with respect to any issuance of Common Stock or Equity-based Securities by the Company other than a Permitted Issuance (a “Preemptive Rights Issuance”) to maintain the voting interest in the Company that they had prior to such Preemptive Rights Issuance, provided, that (x) in the event that the Percentage Interest does not equal or exceed ten percent (10%) on August 19, 2015, the preemptive rights as set forth in this Section 2.1 will immediately be suspended, and (y) from and after August 19, 2015, in the event that the Percentage Interest is equals or exceeds ten percent (10%), the Shareholders shall be entitled to the preemptive rights in this Section 2.1 at such times (and only at such times) that the Percentage Interest equals or exceeds ten percent (10%).

(b) If any Group Company at any time or from time to time effects a Preemptive Rights Issuance, such Group Company shall give written notice to the Shareholders a reasonable period in advance of such issuance (but in no event later than ten (10) days prior to such issuance), which notice shall set forth the number and type of the securities to be issued, the issuance date, the offerees or transferees, the price per security, and all of the other terms and conditions of such issuance, which shall be deemed updated by delivery of the final documentation for such issuance to the Shareholder. The Shareholders may, by written notice to such Group Company (a “Preemptive Rights Notice”) delivered no later than twenty (20) calendar days after the consummation of such Preemptive Rights Issuance, elect to purchase (or designate an Affiliate thereof to purchase) a number of securities specified in such Preemptive Rights Notice, on the same terms and conditions as such Preemptive Rights Issuance (it being understood and agreed that (i) the price per security that the Shareholders shall pay shall be the same as the price per security set forth in the Preemptive Rights Notice, and (ii) the Shareholders shall not be required to comply with any terms, conditions, obligations or restrictions (including any non-compete, standstill or other limitations but excluding any remaining period of a transfer or lock-up restriction applicable at such time to other purchasers in such Preemptive Rights Issuance) not directly necessary for the effectuation of the sale or issuance of such securities. If a Shareholder exercises its preemptive rights hereunder with respect to such Preemptive Rights Issuance, the Company shall (or shall cause such subsidiary to) issue to such Shareholder (or its designated Affiliates) the number of securities specified in such Preemptive Rights Notice as soon as reasonably practicable thereafter. For the avoidance of doubt, in the event that the issuance of Common Stock or Equity-based Securities in a Preemptive Rights Issuance involves the purchase of a package of securities that includes Common Stock or Equity-based Securities and other securities in the same Preemptive Rights Issuance, such Shareholder shall have the right to acquire its applicable pro rata portion of such other securities, together with its applicable pro rata portion of such Common Stock or Equity-based Securities, in the same manner described above (as to amount, price and other terms).

(c) The election by a Shareholder not to exercise its preemptive rights hereunder in any one instance shall not affect its right as to any future Preemptive Rights Issuances.

2.2 Information Rights. To the extent not publicly filed, from and after the Closing until the occurrence of a Shareholder Rights Termination Event, the Company will prepare and furnish to each Shareholder (and in the case of clause (d), make available to Nightingale Onshore Holdings L.P.):

(a) As soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Group Companies, a copy of the audited consolidated balance sheet of the Group Companies as at the end of each such fiscal year and the related audited consolidated statements of income, cash flows and changes in shareholders equity for such year of the Group Companies setting forth, in each case in comparative form the figures for the previous fiscal year, or, in the case of such balance sheet, for the last day of such fiscal year, all in reasonable detail.

(b) As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of the Group Companies for the first three (3) fiscal quarters of a fiscal year, the unaudited consolidated balance sheet of the Group Companies as at the end of such quarter and the related consolidated statements of income, cash flows and changes in shareholders’ equity for such quarter and the portion of the fiscal year of the Group Companies then ended, setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, or, in the case of such balance sheet, for the last day of such period, all in reasonable detail.

(c) Unless otherwise provided to the Board, as soon as available, (A) a copy of the operating and capital expenditure budgets for the Group Companies for such fiscal year, (B) monthly management accounts and periodic information packages relating to the operations and financial performance of the Group Companies, in each case in such form as the applicable Group Company prepares in the ordinary course of business, (C) unless already received by a Shareholder Director or a Board Observer, a copy of all information packages (and any other materials, documents or information) provided to the board of directors (or similar governing body) of any Group Company or any director thereof (including notices, minutes, consents and regularly or specially compiled financial and operating data distributed to the members of such board or body at the same time as such materials are distributed to such board or body) and (D) if provided to the Board, a copy of any information or reporting packages (and any other materials, certificates, documents or other information) provided directly or indirectly (including through trustees or other agents) to any or all lenders to or debt financing source of any Group Company.

(d) As soon as reasonably practicable after a request by Nightingale Onshore Holdings L.P. to inspect, review or consult with (as applicable), all books and records and facilities and properties and management of each Group Company at reasonable times and intervals.

2.3 Series A Serial Preferred Stock. So long as any Series A Serial Preferred Stock remains outstanding:

(a) the Group Companies shall not (i) make any Restricted Payment (as defined in the Existing Indenture) pursuant to the General Restricted Payments Basket other than the payment of cash dividends in respect of the Series A Serial Preferred Stock if and to the extent such Restricted Payment would, in the good faith judgment of the Company, taking into account the Company’s anticipated utilization of the General Restricted Payments Basket and any Restricted Payment capacity under clause (3) of the first paragraph of Section 4.07 of the Existing Indenture, reasonably be expected to prevent the Company from declaring and paying in cash no less than one hundred percent (100%) of each dividend to which holders of Series A

Serial Preferred Stock are entitled pursuant to Article 2, Section 2 of the Articles of Amendment, or (ii) permit the Existing Indenture to be amended, supplemented, or otherwise modified in a manner that would reduce the amount available for Restricted Payments under the General Restricted Payments Basket; and

(b) Each quarter, the Company shall declare and pay in cash no less than fifty percent (50%) of each dividend to which holders of Series A Serial Preferred Stock are entitled pursuant to Article 2, Section 2 of the Articles of Amendment, unless payment of such dividend in cash (i) is prohibited by or would result in a default or event of default under the Existing Indenture or the Existing Credit Facilities or (ii) would result in a breach of the legal or fiduciary obligations of the Board, in which case the Company shall declare and pay in cash the maximum amount permitted to be paid in cash.

2.4 Shareholders Acquisition of Common Stock. The Shareholders intend (and the Company acknowledges that the Shareholders intend) to acquire issued and outstanding Common Stock on or after the date hereof, and the Shareholders have advised the Company that the Shareholders may commence (within the meaning of Rule 14d-2 under the Exchange Act) one or more tender offers (any such tender offer, an “Offer”) to purchase issued and outstanding Common Stock. If a Shareholder files with the Commission a Tender Offer Statement on Schedule TO, the Company shall file with the Commission, at the Company’s sole expense, a Solicitation/Recommendation Statement on Schedule 14D-9 as soon as practicable but in no event more than ten (10) Business Days after the date of the Shareholder’s filing of such Tender Offer Statement on Schedule TO with respect to the Offer and shall, subject to the fiduciary obligations of the Board of Directors, (a) recommend acceptance of such Offer or (b) express no opinion and remain neutral toward such Offer. The Company shall reasonably cooperate with the Shareholders in making all necessary registrations and filings and taking all steps as may be necessary to obtain any approval, clearance or waiver from, or to avoid any action or proceeding by, any Governmental Authority to facilitate such purchases subject to Section 2.5. Without limiting the foregoing, the Company agrees to make or cause to be made by its ultimate parent entity as that term is defined in the HSR Act an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to purchases made pursuant to an Offer contemplated by this section 2.4, if applicable, as promptly as practicable (and in any event within five (5) Business Days) after the date of the Shareholder’s filing of such Tender Offer Statement on Schedule TO with respect to the Offer.

2.5 Standstill. From the date hereof until the date that is the later of (a) three (3) years from the date hereof and (b) the date upon which there are no directors designated by the Shareholders who are members of the Board, without the prior consent of the Company, the Shareholders and their Affiliates (including commonly controlled or managed investment funds) shall not, and shall not offer or agree to, (i) directly or indirectly purchase or acquire, agree to acquire, or offer to acquire, beneficial ownership of any equity or debt securities of the Company, any warrant or option to purchase such securities, any security convertible into any such securities, any options, convertible securities or Warrants of the Company or any other right to acquire such securities, if, after giving effect to such acquisition, the Shareholders and their Affiliates, individually or in the aggregate, would Beneficially Own more than thirty percent (30%) of the Voting Securities, (ii) directly or indirectly propose, enter into or agree to enter into any merger, business combination, recapitalization, restructuring, change of control transaction or other extraordinary transaction involving any Group Company, (iii) make, or in any way participate or engage in, directly or indirectly, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of any Group Company, (iv) bring any action or otherwise act to contest the validity of the restrictions set forth in this Section 2.5, or seek a release of such restrictions, (v) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of any Group Company except for any group constituting solely of the Shareholders and its Affiliates, (vi) seek the removal of any directors from the Board or a change in the size or composition of the Board (including voting for any directors not nominated by the Board), except as otherwise provided in the Articles of Amendment or this Agreement, (vii) except to the extent permitted under this Section 2.5, propose or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any possible purchase or sale of any securities or assets of any Group Company (other than securities owned by the Shareholders), (viii) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the shareholders of the Company, (ix) deposit any Securities or Common Stock in a voting trust or similar arrangement or subject any Securities or Common Stock to any voting agreement, pooling arrangement or similar arrangement, or grant any proxy with respect to any Securities or Common Stock to any person not affiliated with the Shareholders or Company management; (x) enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of the Warrants or shares of Common Stock underlying the Warrants, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise (xi) (a) finance (or arrange financing for) any Person or (b) otherwise knowingly encourage or advise another Person, in each case, in connection with any of the foregoing; or (xii) disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing or make, or take, any action that would reasonably be expected to cause the Company to make a public announcement regarding any intention of the Shareholders to take an action that would be prohibited by the foregoing; provided, however, that the foregoing shall not restrict the ability of any member of the Board pursuant to the terms of the Articles of Amendment or this Agreement from exercising such Person’s fiduciary duties provided thereunder or the ability of the Shareholders to make private proposals to the Board or the Chief Executive Officer of the Company regarding any merger, business combination, recapitalization, restructuring, change of control transaction or other extraordinary transaction involving any Group Company.

2.6 Proposals Submitted for Shareholder Approval. From the date hereof until the date that is the later of (a) three (3) years from the date hereof and (b) no directors designated by the Shareholders who are members of the Board, in connection with any proposal submitted for Company shareholder approval (at any annual or special meeting called, or in connection with any other action (including the execution of written consents)) related to the election or removal of directors of the Board, each of the Shareholders shall (x) cause all of its respective shares of Company capital stock that are entitled to vote generally in the election of directors, whether now owned or hereafter acquired (collectively, the “Voting Securities”), to be present in person or represented by proxy at all meetings of shareholders of the Company, so that all such shares shall be counted as present for determining the presence of a quorum at such meetings and (y) vote all shares Beneficially Owned by it and entitled to vote as follows:

(a) in favor of any nominee or director designated by the Board or any nominating committee thereof (provided that the Board’s or the nominating committee’s designation is consistent with the terms of this Agreement); and

(b) against the removal of any director designated by the Board or any nominating committee thereof.

2.7 Transfer of Series A Serial Preferred Stock, Warrants and Common Stock.

(a) From the date hereof until three (3) years from the date hereof, shares of Series A Serial Preferred Stock, Warrants and Warrant Shares (as defined in the Warrant) may only be Transferred (i) to any Affiliate of a Shareholder or (ii) with the consent of the Company.

(b) Without the consent of the Company, the Shareholders may not Transfer in a privately negotiated transaction any shares of Series A Serial Preferred Stock, Warrants or Common Stock (i) to any significant Competitor of the Company, (ii) to any Person who is a Prohibited Transferee or Group that, to the knowledge of either Shareholder (after reasonable inquiry into the identities of the Persons constituting the Group), includes a Prohibited Transferee, or (iii) to any Person or Group (other than to (a) any Shareholder of the Company, (b) any of such Shareholder’s Affiliates (including commonly controlled or managed investment funds) who execute a written joinder agreement substantially in the form attached hereto as Exhibit C, or (c) an underwriter in connection with a bona fide public offering or distribution), (x) in a block constituting five percent (5%) or more of the Voting Securities (except that, subject to the last sentence of this Section 2.7(b), the Warrants may be transferred in their entirety) or (y) if the Shareholders know (after reasonable inquiry) that such Transfer would result in such Person or Group Beneficially Owning nine and one-half percent (9.5%) or more of the Voting Securities. With respect to any proposed Transfer of (A) the Warrants in their entirety, the Company shall have a right of first refusal to acquire such Warrants pursuant to Section 2.7(c) or (B) shares of Common Stock, the Company shall have a right of first offer to acquire such Common Stock pursuant to Section 2.7(d).

(c) If the Shareholders propose to Transfer the Warrants in their entirety to a third party in a single transaction, the Shareholders shall first give a written notice to the Company (the “ROFR Notice”) specifying: (i) the proposed purchase price per share; (ii) the name and address of the proposed transferee; and (iii) all other material terms and conditions of the proposed Transfer (to the extent then decided).

(i) Upon receipt of the ROFR Notice, the Company shall have the right to purchase all, but not less than all, of the Warrants on the terms and purchase price set forth in the ROFR Notice, exercisable by providing written notice (the “ROFR Acceptance Notice”) to the Shareholders within seven (7) days of receipt of the ROFR Notice, stating that the Company will purchase all or none of the Warrants on the terms and price set forth in the

ROFR Notice. The ROFR Acceptance Notice shall be binding upon delivery and irrevocable by the Company. If the Company elects to purchase all of the Warrants, the Company and the Shareholders shall promptly enter into definitive agreements providing for such purchase and sale. If the Company does not elect to purchase all of the Warrants, the Shareholders shall have the right to Transfer the Warrants on the terms and conditions specified in the ROFR Notice. Failure by the Company to deliver a ROFR Acceptance Notice within the specified period shall result in a waiver of the Company’s rights pursuant to this Section 2.7(c).

(d) In the event the Shareholders wish to Transfer Common Stock, the Shareholders shall give written notice to the Company (the “ROFO Notice”) specifying: (i) the number of Voting Securities proposed to be Transferred (the “ROFO Shares”) and (ii) the Market Price.

(i) Upon receipt of the ROFO Notice, the Company shall have the right to purchase all, but not less than all, of the ROFO Shares on the terms and purchase price set forth in the ROFO Notice, exercisable by providing written notice (the “ROFO Acceptance Notice”) to the Shareholders within seven (7) days of receipt of the ROFO Notice, stating that the Company will purchase all or none of the ROFO Shares on the terms and price set forth in the ROFO Notice. The ROFO Acceptance Notice shall be binding upon delivery and irrevocable by the Company. If the Company elects to purchase all of the ROFO Shares, the Company and the Shareholders shall promptly enter into definitive agreements providing for such purchase and sale. If the Company does not elect to purchase all of the ROFO Shares, the Shareholders shall have the right to Transfer the ROFO shares to one or more Persons in one or more transactions at any purchase price. In the event that the ROFO Shares are not Transferred within one hundred eighty (180) days of receipt of the Acceptance Notice, the Shareholders shall again comply with this Section 2.7(d) before Transferring any Common Stock. Failure by the Company to deliver a ROFO Acceptance Notice within the specified period shall result in a waiver of the Company’s rights pursuant to this Section 2.7(d). For the avoidance of doubt, the purchase rights set forth in Section 2.7(c) and this Section 2.7(d) are freely assignable by the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Shareholder. Each Shareholder hereby represents and warrants to the Company as follows:

(a) Such Shareholder has been duly formed, is validly existing and is in good standing under the laws of its state of organization. Such Shareholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) The execution and delivery by such Shareholder of this Agreement and the performance by such Shareholder of its obligations under this Agreement do not and will not conflict with, violate any provision of, or require the consent or approval of any Person under, Applicable Law, the organizational documents of such Shareholder, or any Contract to which such Shareholder is a party or to which any of its assets are subject.

(c) The execution, delivery and performance of this Agreement by such Shareholder has been duly authorized by all necessary corporate (or similar) action on the part of the Shareholder. This Agreement has been duly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

3.2 Representations and Warranties of the Company. The Company hereby represents and warrants to each Shareholder as follows:

(a) The Company is a duly incorporated and validly existing corporation in good standing under the laws of the State of Florida. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement do not and will not conflict with, violate any provision of, or require any consent or approval of any Person under, Applicable Law, the organizational documents of the Company, or any Contract to which the Company is a party or to which any assets of any Group Company are subject.

(c) The execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Shareholders, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

ARTICLE IV

REGISTRATION

4.1 Demand Registrations.

(a) Requests for Registration. Subject to Section 4.1(b), at any time after the Closing, a Shareholder may request in writing and require that the Company effect the registration (which, for avoidance of doubt, may be a Shelf Registration) of all or any part of the Registrable Securities held by such Shareholder (a “Registration Request”) (which Registration Request shall specify the number of Registrable Securities intended to be registered and the intended method of distribution). Promptly after its receipt of any Registration Request, the Company will use its commercially reasonable efforts to register, as soon as practicable in accordance with the provisions of this Agreement, all Registrable Securities that have been requested to be registered in the Registration Request. Any registration requested by a Shareholder pursuant to this Section 4.1(a) is referred to in this Agreement as a “Demand Registration.”

(b) Limitation on Demand Registrations.

(i) The Company shall not be required, in the aggregate, to (A) effect more than four (4) Demand Registrations (or more than two (2) in any twelve (12)-month period or one (1) in any six (6)-month period) or (B) effect more than one (1) Demand Registration on Form S-1 (it being understood and agreed that the Company shall not be required to effect a Demand Registration on Form S-1 if the Company is S-3 eligible at such time with respect to the Registrable Securities requested to be registered by a Shareholder).

(ii) The Company also shall not be required to file any registration statement or effect any Demand Registration if the Company has notified the Shareholder(s) requesting such Demand Registration, that, in the good faith judgment of the Company, due to any bona fide material financing of the Company or any pending material transaction or material event under consideration by the Company it would be materially detrimental to the Company for such registration to be effected or would require disclosure of information that has not been disclosed to the public, the premature disclosure of which would materially adversely affect the Company, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of such Shareholder(s); provided that such right to delay a request shall be exercised by the Company not more than three (3) times in any twelve (12)-month period. If the Company postpones the filing of a prospectus or the effectiveness of a Registration Statement pursuant to this Section 4.1(b)(i), the Shareholder(s) requesting such Demand Registration will be entitled to withdraw the Registration Request and, if such request is withdrawn, such registration request will not count for the purposes of the limitation set forth in this Section 4.1(b). No Demand Registration will count for the purposes of the limitations in this Section 4.1(b) unless the registration has been declared or ordered effective by the Commission and remains continuously effective until (I) in the case of a Shelf Registration, the date on which all Registrable Securities covered thereby have been sold pursuant to such registration (or if earlier, the first date on which no Registrable Securities remain outstanding) and (II) in the case of a registration statement that does not relate to a Shelf Registration, the earlier of (x) the date on which all Registrable Securities covered thereby have been sold pursuant to such registration (or if earlier, the first date on which no Registrable Securities remain outstanding) and (y) the close of business on the one hundred and twentieth (120th) day after such registration has been declared or ordered effective by the Commission, subject, in the case of clauses (I) and (II), to Section 4.1(c).

(c) Cancellation of Demand Registration. The Shareholders selling Registrable Securities pursuant to a Demand Registration shall have the right to notify the Company that they have determined that the registration statement be abandoned or withdrawn, in which event the Company shall abandon or withdraw such registration statement; provided that such Demand Registration shall count for purposes of the limitation in Section 4.1(b); provided that such Demand Registration shall count for purposes of the limitation in Section 4.1(b) unless (i) the registration has not been declared or ordered effective by the Commission prior to the date on which a Shareholder notifies the Company of its determination to withdraw or abandon such registration statement or (ii) even if such registration statement has been declared or ordered effective, if such determination to abandon or withdraw such registration statement is in response to a material adverse change regarding the Company or a material adverse change in the financial markets generally.

(d) Selection of Underwriters. If any Demand Registration (or any Underwritten Shelf Takedown) is proposed to be underwritten, the lead underwriter to administer the offering in connection with any such Demand Registration or Underwritten Shelf Takedown will be chosen by the Shareholder(s) requesting such Demand Registration subject to prior consultation with the Company. The Company shall be entitled to designate a second bookrunner in any offering in connection with any such Demand Registration or Underwritten Shelf Takedown. In connection with any registered offering of the Company in which the Shareholders are offering any securities pursuant to Section 4.2, so long as the Percentage Interest is twenty percent (20%) or more at such time, the underwriters for such offering shall be selected by the Company.

(e) Priority on Demand Registrations. The Company will not include in any Demand Registration pursuant to this Section 4.1 (or any Shelf Takedown, whether an Underwritten Shelf Takedown or otherwise) any shares of Common Stock (or other securities) that are not Registrable Securities, without the prior written consent of the Shareholder(s) requesting such Demand Registration. If the lead underwriter in a Demand Registration that is an underwritten offering advises the Company that in its reasonable opinion the number of Registrable Securities (and, if permitted hereunder, other shares of Common Stock requested to be included in such offering) exceeds the number of securities that can be sold in such offering without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), the Company will include in such offering only such number of securities that, in the reasonable opinion of such underwriter, can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, Registrable Securities of the Shareholders, (ii) second, if there is any additional availability after full satisfaction of clause (i) above, any shares of Common Stock to be sold by the Company, and (iii) third, if there is any additional availability after full satisfaction of clauses (i) and (ii) above, any shares of Common Stock requested to be included pursuant to the exercise of other contractual piggyback registration rights granted by the Company pro rata among such persons (if applicable) on the basis of the aggregate number of securities requested to be included by such persons.

4.2 Piggyback Registrations.

(a) Right to Piggyback. Whenever the Company proposes to register any shares of Common Stock (or securities convertible into or exercisable for shares of Common Stock) in connection with a Public Offering solely for cash (whether for its own account (a “Company Registration”) or for the account of any other Person (other than the Shareholders) possessing contractual demand registration rights (a “Shareholder Registration”)), other than pursuant to a Demand Registration or a Special Registration, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to the Shareholders of its intention to effect such a registration and, subject to Section 4.2(c), will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within five (5) Business Days after the date of the Company’s notice (a “Piggyback Registration”) (it being understood and agreed that, for the avoidance of doubt, a Shareholder’s election to include its Registrable Securities in such registration and/or sell its Registrable Securities in such related offering may be conditioned on the pricing achieved in the contemplated registration or offering). Subject to the foregoing, a Shareholder may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth (5th) Business Day prior to the planned pricing date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 4.2 prior to the pricing of such registration, whether or not the Shareholders have elected to include Registrable Securities in such registration, and except for the obligation to pay Registration Expenses pursuant to Section 4.4, the Company will have no liability to the Shareholders in connection with such termination or withdrawal.

(b) Underwritten Registration. If the registration referred to in Section 4.2(a) is proposed to be underwritten, the Company will so advise the Shareholders. In such event, the right of a Shareholder to registration pursuant to this Section 4.2 will be conditioned upon such Shareholder’s participation in such underwriting and the inclusion of such Shareholder’s Registrable Securities in the underwriting, and each participating Shareholder will (together with the Company and the other securityholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.

(c) Priority on Registrations.

(i) If a Piggyback Registration relates to an underwritten primary offering for a Company Registration, and the lead underwriter advises the Company that in its reasonable opinion the number of securities requested to be included in such registration exceeds the number that can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriter can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, the shares of Common Stock the Company proposes to sell, and (ii) second, if there is any additional availability after full satisfaction of clause (i) above, shares of Common Stock (including Registrable Securities) of any investor (including the Shareholders) that have requested registration of its securities pursuant to contractual piggyback registration rights (including pursuant to Section 4.2(a)), pro rata on the basis of the aggregate number of such securities or shares owned by each such investor.

(ii) If a Piggyback Registration relates to an underwritten offering for a Shareholder Registration, and the lead underwriter advises the Company that in its reasonable opinion the number of securities requested to be included in such registration exceeds the number that can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriter can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, the shares of Common Stock to be included by the investor that exercised its demand rights with respect to the Shareholder Registration, and (ii) second, if there is any additional availability after full satisfaction of clause (i) above, shares of Common Stock (including Registrable Securities) of any other investors (including the Shareholders) that have requested registration of their securities pursuant to contractual piggyback registration rights (including pursuant to Section 4.2(a)) and (iii) third, if there is any additional availability after full satisfaction of clauses (i) and (ii) above, shares of Common Stock the Company proposes to sell, pro rata on the basis of the aggregate number of such securities or shares owned by each such investor.

4.3 Registration Procedures. Subject to Section 4.1(b), whenever a Shareholder has requested that any Registrable Securities be registered pursuant to Section 4.1 of this Agreement, the Company will use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities as soon as reasonably practicable in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall use its commercially reasonable efforts to as expeditiously as reasonably practicable:

(a) With respect to a Demand Registration, prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, or prepare and file with the Commission a prospectus supplement with respect to such Registrable Securities pursuant to an effective registration statement and, upon the request of such Shareholder, keep such registration statement effective until (i) in the case of a Shelf Registration, the date on which all Registrable Securities covered thereby have been sold pursuant to such registration (or if earlier, the first date on which no Registrable Securities remain outstanding) and (ii) in the case of any registration statement not related to a Shelf Registration, the earlier of (A) the date on which all Registrable Securities covered thereby have been sold pursuant to such registration (or if earlier, the first date on which no Registrable Securities remain outstanding) and (B) the close of business on the one hundred twentieth (120th) day after such registration has been declared or ordered effective by the Commission;

(b) Prepare and file with the Commission such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in Section 4.3(a);

(c) Furnish to such Shareholder such number of copies of the applicable registration statement and each such amendment and supplement thereto (including, upon request, in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by it;

(d) Register and qualify the securities covered by such registration statement under such other securities, blue sky or other laws of such jurisdictions as shall be reasonably requested by such Shareholder, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such Shareholder to consummate the disposition in such jurisdictions of the securities owned by such Shareholder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) Enter into customary agreements (including, if the method of distribution is by means of an underwriting, an underwriting agreement in customary form with the managing underwriter(s) of such offering) and take such other actions (including participating in and making documents available for the due diligence review of underwriters if the method of distribution is by means of an underwriting) as are reasonably required in order to facilitate the disposition of such Registrable Securities;

(f) With respect to a Demand Registration (including any Shelf Takedowns), at the request of such Shareholder, cause its senior executives to participate, at the Company’s expense, in customary investor presentations and “road shows” (to be scheduled in a collaborative manner so as not to unreasonably interfere with the conduct of the business of the Company);

(g) Notify such Shareholder at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(h) Make such representations and warranties to such Shareholder and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in an underwritten Public Offering and deliver such documents and certificates as may be reasonably requested by such Shareholder and the managing underwriter, if any, to evidence compliance with the foregoing and with any customary conditions contained in the applicable underwriting agreement or other agreement entered into by the Company;

(i) Furnish to the managing underwriter, if any, (1) an opinion of outside legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten Public Offering, addressed to the underwriters, and (2) a “comfort letter” from the independent registered public accountants of the Company addressed to the underwriters, if any, in form and substance as is customarily given by independent registered public accountants to underwriters in an underwritten Public Offering;

(j) Give written notice to such Shareholder:

(i) when any Registration Statement relating to such registrations or any amendment thereto has been filed with the Commission and when such registration statement or any post-effective amendment thereto has become effective;

(ii) of any request by the Commission for amendments or supplements to any registration statement filed in connection therewith or the prospectus included therein or for additional information;

(iii) of the issuance by the Commission of any stop order suspending the effectiveness of any registration statement filed in connection therewith or the initiation of any proceedings for that purpose;

(iv) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v) of the happening of any event that requires the Company to make changes in any effective registration statement filed in connection therewith or the prospectus related to the registration statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made).

(k) Prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement referred to in Section 4.3(j)(iii);

(l) Upon the occurrence of any event contemplated by Section 4.3(j)(v) or subject to Section 4.1(b)(ii), promptly (and in any event within ten (10) Business Days) prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to such Shareholder, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies such Shareholder in accordance with Section 4.3(j)(v) to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then such Shareholder shall suspend use of such prospectus and use its commercially reasonable efforts to return to the Company all hard copies of such prospectus (at the Company’s expense) other than permanent file copies then in such Shareholder’s possession, and the period of effectiveness of such registration statement provided for above shall be extended by the number of days from and including the date of the giving of such notice to the date such Shareholder shall have received such amended or supplemented prospectus pursuant to this Section 4.3(l);

(m) Procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by such Shareholder or the underwriters;

(n) If requested by the managing underwriter or such Shareholder, promptly incorporate in a supplement or post-effective amendment such information as the managing underwriter and such Shareholder agrees should be included therein relating to the sale of the Registrable Securities, including information with respect to the number of shares of Registrable Securities being sold to underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such underwritten offering, and make all required filings of such supplement or post-effective amendment as soon as practicable following notification of the matters to be incorporated in such supplement or post-effective amendment;

(o) Cooperate with such Shareholder and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold, and cause such Registrable Securities to be in such denominations and registered in such names as the managing underwriter may reasonably request at least two (2) Business Days prior to any sale of Registrable Securities to the underwriters;

(p) Cause all Registrable Securities covered by the applicable registration statement to be listed on any national securities exchange on which the Common Stock is then listed;

(q) Following reasonable advance notice, make available for inspection by representatives of such Shareholder, any underwriter participating in any disposition pursuant to the applicable registration statement, and any attorney or accountant retained by such Shareholder or any such underwriter, all relevant financial and other records and pertinent corporate documents and properties of the Company, as shall be reasonably deemed necessary to such Shareholder or any such underwriter, and cause the Company’s officers, directors and employees to supply all relevant information, reasonably requested by such Shareholder, underwriter, attorney or accountant in connection with the applicable registration as is customary for similar due diligence examinations during normal business hours at the offices where such information is normally kept, subject to customary confidentiality arrangements; and

(r) Comply in all material respects with all applicable rules and regulations of the Commission, and make generally available to the Company’s securityholders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the applicable registration statement, which statement shall cover such twelve (12)-month period, provided that the Company will be deemed to have furnished such statement to its security holders to the extent it is filed on the Commission’s Electronic Data Gathering Analysis and Retrieval System.

4.4 Registration Expenses. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the investors of the securities so registered pro rata on the basis of the aggregate offering or sale price of the securities so registered.

4.5 Participation in Underwritten Registrations. A Shareholder shall not participate in any registration hereunder that is underwritten unless such Shareholder (i) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by such Shareholder (including, pursuant to the terms of any over allotment or “green shoe” option requested by the managing underwriter(s); provided that such Shareholder will not be required to sell more than the number of Registrable Securities that such Shareholder has requested the Company to include in any registration), (ii) completes and executes all questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (iii) cooperates with the Company’s reasonable requests in connection with such registration or qualification (it being understood that the Company’s failure to perform its obligations hereunder, which failure is caused by such Shareholder’s failure to so cooperate, will not constitute a breach by the Company of this Agreement).

4.6 Rule 144. The Company covenants that it will file any and all reports required to be filed by it under the Securities Act and the Exchange Act (or, if the Company is not required to file such reports, it will make publicly available such necessary information for so long as necessary to permit sales pursuant to Rule 144 under the Securities Act) and that it will take such further action as the Shareholders may reasonably request, all to the extent required from time to time to enable the Shareholders to sell their Securities (including Series A Serial Preferred Stock and Registrable Securities) without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. Upon the written request of a Shareholder, the Company will deliver to the Shareholders a written statement as to whether it has complied with such requirements.

4.7 Holdback. The Company agrees that, if requested by the underwriters managing any underwritten offering of Registrable Securities, the Company (whether or not participating in such offering) agrees not to, and agrees to use its commercially reasonable efforts to cause each of its officers and directors other than a Shareholder Director (whether or not participating in such offering) not to, issue or Transfer any shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock without the prior written consent of such underwriters, during the period specified by the managing underwriters, which period shall not exceed seven (7) days prior or ninety (90) days following any registered offering of such Registrable Securities; provided that the Shareholders shall have likewise agreed with such underwriters and the Company not to Transfer any Registrable Securities during such period pursuant to an agreement that is substantially identical to the lock-up agreement to be signed by the Company, which agreement may not be waived or amended without the consent of the Company. This Section 4.7 shall not apply to any offering of Registrable Securities effected pursuant to a Registration Request made during the period following the filing of any registration statement with the Commission with respect to any offering by the Company of shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock until ninety (90) days after the date on which such registration statement is declared effective.

4.8 Furnishing Information.

(a) It shall be a condition to the obligations of the Company to file any registration statement pursuant to Section 4.1 that the Shareholders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities reasonably requested by the Company to the extent such information is necessary to effect the registration of its Registrable Securities.

ARTICLE V

INDEMNIFICATION

5.1 Indemnification.

(a) The Company agrees to indemnify and hold harmless each Shareholder, officers, directors, managers, employees, fiduciaries and general and limited partners and each Person who is a controlling Person of such Shareholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (and the officers, directors, managers, employees, fiduciaries and general and limited partners thereof) (each such person being referred to herein as a “Covered Person”) against, and pay and reimburse such Covered Persons for, any losses, claims, damages or liabilities, joint or several, to which such Covered Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact in any Registration Statement used to register Registrable Securities pursuant to this Agreement or any amendment thereof or supplement thereto, or any document incorporated by reference therein, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) any untrue or alleged untrue statement of a material fact in any prospectus or preliminary prospectus used to register Registrable Securities pursuant to this Agreement or any amendment thereof or supplement thereto, or any document incorporated by reference therein, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Company will pay and reimburse such Covered Persons for any reasonable and documented fees and expenses of one separate firm (in addition to one local counsel in each relevant jurisdiction) or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, damage, liability, action or proceeding; provided that the Company shall not be liable to a Covered Person in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made or incorporated by reference in such Registration Statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or any document incorporated by reference therein, in reliance upon, and in conformity with, written information prepared and furnished to the Company by such Covered Person expressly for use therein, or arises out of or is based on the failure of such Shareholder to deliver a copy of the Registration Statement or prospectus or any amendments or supplements thereto after the Company has furnished such Shareholder with copies thereof.

(b) In connection with any Registration Statement in which a Shareholder is participating, each such participating Shareholder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or prospectus and shall indemnify and hold harmless the Company, its directors and officers and any Person who is or might be deemed to be a controlling person of the Company or any of its subsidiaries within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any losses, claims, damages, liabilities, joint or several, to which the Company or any such director, officer, or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact in any Registration Statement used to register Registrable Securities pursuant to this Agreement or any amendment thereof or supplement thereto, or any document incorporated by reference therein, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue or alleged untrue statement of a material fact in any prospectus or preliminary prospectus used to register Registrable Securities pursuant to this Agreement or any amendment thereof or supplement thereto, or any document incorporated by reference therein, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only to the extent (x) that such untrue statement or omission is made in such Registration Statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information prepared and furnished to the Company by such participating Shareholders expressly for use therein and (y) such statement or omission was not corrected in a subsequent writing prior to or concurrently with the sale of the securities to the Person asserting such loss, and such participating Shareholders will reimburse the Company and each such director, officer and controlling Person for any reasonable and documented fees and expenses of one separate firm (in addition to one local counsel in each relevant jurisdiction) or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, damage, liability, action or proceeding; provided that the obligation to indemnify and hold harmless and reimburse shall be limited to the net proceeds (before expenses) received by such Shareholders from the sale of their Registrable Securities pursuant to the offering which gives rise to the right to so indemnify, hold harmless and reimburse (less the aggregate amount of any damages that such Shareholders have otherwise been required to pay in respect of such loss, claim, damage, liability, action or expense or any substantially similar loss, claim, damage, liability, action or expense arising from the sale of such Registrable Securities).

(c) Promptly after receipt by an indemnified party under Section 5.1(a) or (b) of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such section, notify the indemnifying party in writing of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability under such section except to the extent that the indemnifying party is actually prejudiced by such failure to notify. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such section for any other legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the foregoing, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified person unless the indemnifying party and the indemnified party shall have mutually agreed to the contrary or the named parties in any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them. It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceeding, be liable for the fees and expenses of more than one separate firm (in addition to any one firm of local counsel for each jurisdiction) retained by the indemnified persons for all indemnified persons and that all such fees and expenses of such separate counsel shall be reimbursed as they are incurred. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably denied, withheld, conditioned or delayed, but if settled with such consent or if there shall be a judgment for the plaintiff, the indemnifying party agrees to indemnify each indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to (or an admission of) fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the registration and sale of any securities by any Person entitled to any indemnification hereunder and the expiration or termination of this Agreement.

(e) If the indemnification provided for in Section 5.1(a) or Section 5.1(b) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, will contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions or violations that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relevant fault of the indemnifying party and the indemnified party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount that the Shareholders shall be obligated to contribute pursuant to this Section 5.1(e) shall be limited to an amount equal to the net proceeds (before expenses) received by such Shareholders from the sale of their Registrable Securities pursuant to the offering which gives rise to such obligation to contribute (less the aggregate amount of any damages that such Shareholders have otherwise been required to pay in respect of such loss, claim, damage, liability, action or expense or any substantially similar loss, claim, damage, liability, action or expense arising from the sale of such Registrable Securities). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE VI

DEFINITIONS

6.1 Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. For purposes of this Agreement, none of the Shareholders and their respective Affiliates shall be deemed to be Affiliates of the Company or any of its subsidiaries.

“Affiliated Transferee” means any Affiliate or investment fund of a Shareholder (or of any of the members or limited partners of a Shareholder who are Affiliates of Rhône Capital L.L.C. or Rhône Group L.L.C.).

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means all applicable provisions of (i) constitutions, statutes, laws, rules, regulations, ordinances, codes or orders of any Governmental Entity, and (ii) any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Entity.

“Articles of Amendment” has the meaning set forth in the Purchase Agreement.

“Associate” means, with respect to any Person, (a) such Person’s directors, managers or executive or senior officers and (b) (i) a corporation or organization (other than the Group Companies) of which such director, manager or officer is an officer, director or partner or is, directly or indirectly, the Beneficial Owner of ten percent (10%) or more of any class of equity securities, (ii) any trust or other estate in which such director, manager or officer has a substantial beneficial interest or as to which such director, manager or officer serves as trustee or in a similar capacity, and (iii) any relative or spouse of such director, manager or officer, or any relative of such spouse, who has the same home as such director, manager or officer or who is a director, manager or officer of any of the Group Companies.

“Beneficially Own” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act without giving effect to the sixty (60)-day limitation on determining beneficial ownership contained in Rule 13d-3(d)), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

“Board” has the meaning set forth in Section 1.1.

“Board Observer” has the meaning set forth in Section 1.1(c).

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Closing” has the meaning set forth in the Purchase Agreement.

“Closing Date” has the meaning set forth in the Purchase Agreement.

“Commission” means the U.S. Securities and Exchange Commission or any other federal agency administering the Securities Act.

“Common Stock” means the common stock, par value $0.01 of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Registration” has the meaning set forth in Section 4.2(a).

“Competitor” shall mean (i) any Person that (x) sells beauty products or fragrance, cosmetics or skin care products, whether in domestic or international department stores, specialty stores, mass retailers, outlets (including travel retail outlets) or via distributors, direct sales, catalogs or the internet or (y) provides beauty salon or spa services or products; and (z) such sales of (x) and (y), individually or in the aggregate, represent greater than 25% of the total annual sales, for the most recent completed fiscal year, of such Person and its direct and indirect subsidiaries taken as a whole and (ii) any Person that the Shareholders know has direct or indirect majority voting control of any Person identified in the preceding clause (i).

“Contract” means any contract, agreement, obligation, note, bond, mortgage, indenture, guarantee, agreement, subcontract, lease or undertaking (whether written or oral and whether express or implied).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Covered Person” has the meaning set forth in Section 5.1(a).

“Demand Registration” has the meaning set forth in Section 4.1(a).

“Designation Rights” has the meaning set forth in Section 1.1(a).

“Equity-based Security” means capital stock (including a new class of common stock of the Company other than Common Stock), any preferred stock or any other equity-like or hybrid securities (including debt securities with equity components), including options, warrants, convertibles, exchangeable or exercisable securities, stock appreciation rights or any other security or arrangement whose economic value is derived for the value of the equity of the Group Companies.

“Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Credit Agreements” means (i) that certain Third Amended and Restated Credit Agreement, dated as of January 21, 2011, among the Company, as borrower, JP Morgan Chase Bank, N.A., as administrative agent, and the lenders party thereto from time to time, as amended by the First Amendment thereto dated as of June 12, 2012 and by the Second Amendment thereto dated as of January 16, 2014; and (ii) that certain Credit Agreement (Second Lien) dated as of June 12, 2012 between the Company and JPMorgan Chase Bank, N.A., as amended by the First Amendment thereto dated as of February 11, 2013, by the Second Amendment thereto dated as of January 16, 2014, and by the Third Amendment thereto dated as of March 28, 2014, in each case, as in effect on the date hereof (each, an “Existing Credit Agreement”).

“Existing Indenture” means that certain Indenture, dated as of January 21, 2011, by and between the Company and U.S. Bank National Association, as trustee, as amended by that certain First Supplemental Indenture thereto, dated as of January 30, 2014, in each case, as in effect on the date hereof, pursuant to which the Company has issued $350,000,000 in aggregate principal amount of its 7.375% Senior Notes due 2021.

“General Restricted Payment Basket” means the carve-out for “other Restricted Payments in an aggregate amount not to exceed $40.0 million” set forth in clause (12) of the second paragraph of Section 4.07 of the Existing Indenture.

“Governmental Entity” means any foreign, federal or local government, or regulatory or enforcement authority of any such government or any court, administrative agency or commission or other authority or instrumentality of any such government.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Group Companies” has the meaning set forth in Section 1.2.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” has the meaning set forth in the Purchase Agreement.

“Lien” has the meaning set forth in the Purchase Agreement.

“Majority Holders” has the meaning set forth in the Articles of Amendment.

“Market Price” means, as of a specific date, the Volume Weighted Average Price of one share of Common Stock during the five (5) consecutive trading days immediately preceding the date of determination;

“Minimum Threshold” means the percentage of the total number of votes that would be entitled to be cast in the election of directors generally of the Company that are represented by the number of shares of Common Stock for which the Warrants would be exercisable as of the date hereof.

“Percentage Interest” means, as of any date of determination, the total number of votes that may be cast in the election of directors generally of the Company, expressed as a percentage that is represented by the Securities (or any other securities of the Company) Beneficially Owned by the Shareholders, in the aggregate (for purposes of this definition, treating any Warrants held at such time by such Persons as having been exercised by such Persons for all of the shares of Common Stock underlying such Warrants, with such Persons having Beneficial Ownership over such shares) divided by the total number of votes that may be cast in the election of directors generally of the Company (for purposes of this definition, excluding any issuance of securities of the Company that are issued after the date of the Closing).

“Permitted Issuance” means any issuance of Common Stock or Securities (whether or not owned by the Shareholder) (i) to the Company or a Subsidiary of the Company, (ii) to officers, employees, directors or, consultants of the Company or any of its Subsidiaries or other eligible participants pursuant to the Company’s board-approved equity incentive plans and the securities issued upon exercise or conversion thereof, (iii) as consideration in a merger or acquisition of the stock or assets of another Person, (iv) pursuant to the conversion or exchange of any securities of the Company into capital stock of the Company, or the exercise of any warrants or other rights to acquire capital stock of the Company, in each case, that are outstanding at Closing or subsequently acquired by the Shareholder; (v) in connection with a joint venture, strategic alliance or other commercial relationship with any Person (including Persons that are customers, suppliers and strategic partners of the Company or any Subsidiary) relating to the operation of the Company’s or any Subsidiary’s business and for which a primary purpose thereof is not raising capital or (vi) in connection with a public offering with respect to a Subsidiary of the Company.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Piggyback Registration” has the meaning set forth in Section 4.2(a).

“Preemptive Rights Issuance” has the meaning set forth in Section 2.1(a).

“Preemptive Rights Notice” has the meaning set forth in Section 2.1(b).

“Principal Market” means the Nasdaq Stock Exchange, or, if the Nasdaq Stock Exchange is not the principal trading market for the shares of Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded.

“Prohibited Transferee” means, as of any date of determination, a Person (i) that is listed in the SharkWatch 50 list or, if such list no longer exists, a mutually agreed comparable list of known activist investors, and (ii) identified by the Company that has or has had an activist history (provided that in no event shall such list of identified Persons exceed ten (10)).

“Public Offering” means a public offering of securities of the Company pursuant to an effective Registration Statement under the Securities Act (other than a Special Registration).

“Purchase Agreement” has the meaning set forth in the Recitals.

“Register,” “registered” and “registration” shall refer to a registration effected by preparing and (i) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of or automatic effectiveness of such registration statement or (ii) filing a prospectus and/or prospectus supplement in respect of an appropriate effective Shelf Registration Statement.

“Registrable Securities” means the shares of Common Stock (including such shares underlying the Warrants) held by the Shareholders; provided that the Shareholders have exercised the Warrants to acquire Common Stock prior to consummating any public offering, and provided, further, that the shares of Common Stock shall cease to be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they are sold pursuant to Rule 144 under the Securities Act (provided, that following a sale of Warrants pursuant to Rule 144, the shares of Common Stock underlying such Warrants shall continue to be Registrable Securities), (iii) they are freely saleable by the holder thereof without restriction pursuant to Rule 144, or (iv) they shall have ceased to be outstanding.

“Registration Expenses” means all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including all registration and filing fees, Financial Industry Regulatory Authority, Inc. fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses.

“Registration Request” has the meaning set forth in Section 4.1(a).

“Registration Statement” means the prospectus and other documents filed with the Commission to effect a registration under the Securities Act.

“Restricted Payment” has the meaning set forth in the Existing Indenture.

“Securities” shall mean Common Stock, including the Common Stock for which the Warrants are exercisable.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities hereunder, fees and disbursements of counsel for the Shareholders participating in such sale to the extent the same does not constitute a Registration Expense, and any Registration Expenses required by Applicable Law to be paid by a selling shareholder.

“Series A Serial Preferred Stock” has the meaning set forth in the Purchase Agreement.

“Shareholders” means the Shareholders (as defined in the Preamble), and any Affiliated Transferee (i) (x) who acquires Securities (or to whom Securities are Transferred), whether from a Shareholder, the Company or otherwise or, (y) to whom any rights, interests or obligations hereunder are assigned pursuant to Section 7.3 and (ii) in the case of both (i)(x) and (i)(y), who executes a written joinder agreement pursuant to Section 2.7(b) substantially in the form attached hereto as Exhibit C.

“Shareholder Director” means a director who has been elected or appointed to the Board by the Shareholders (pursuant to and in accordance with the Designation Rights) or Section 1.1(b) of this Agreement.

“Shareholder Registration” has the meaning set forth in Section 4.2(a).

“Shelf Registration Statement” means a Registration Statement on Form S-3 (or any successor or similar provision) or any similar short-form or other appropriate Registration Statement that may be available at such time, in each case for an offering to be made on a continuous or delayed basis pursuant to Rule 415 (or any successor or similar provision) under the Securities Act covering Registrable Securities. To the extent that the Company is a “well-known seasoned issuer” (as such term is defined in Rule 405 (or any successor or similar rule) of the Securities Act), a “Shelf Registration Statement” shall be deemed to refer to an “automatic shelf registration statement,” as such term is defined in Rule 405 (or any successor or similar rule) of the Securities Act.

“Shareholder Rights Termination Event” shall be deemed to occur if, as of the end of any Business Day following the Closing, the Percentage Interest is less than the Minimum Threshold.

“Special Registration” means the registration of (i) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or any successor or similar forms) or (ii) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants or sales agents, distributors or similar representatives of the Company or its direct or indirect subsidiaries or in connection with dividend reinvestment plans.

“Transfer” means any direct or indirect sale, assignment, disposition or other transfer, either voluntary or involuntary, of any capital stock or interest in any capital stock; provided, that so long as the Shareholders or Affiliates of the Shareholders remain directly or indirectly controlled by Rhone Capital L.L.C. or Rhone Group L.L.C., the transfer of equity interests in, or admission of members or partners to, the Shareholders or Affiliates of the Shareholders shall not be deemed a “Transfer.”

“Voting Securities” has the meaning set forth in Section 2.6.

“Warrants” has the meaning set forth in the Purchase Agreement.

6.2 Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. All references herein to “Articles” and “Sections” shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” References to “$” or “dollars” means United States dollars. The definitions given for terms in this Article VI and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References herein to any agreement or letter shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time.

ARTICLE VII

MISCELLANEOUS

7.1 Term. This Agreement will be effective as of the Closing and, except as otherwise set forth herein, will continue in effect thereafter until the earliest of (a) a Shareholder Rights Termination Event or (b) its termination by the consent of all parties hereto or their respective successors-in-interest. Notwithstanding any termination (other than a termination pursuant to the last sentence of this Section 7.1) or expiration of this Agreement, the provisions set forth in Article V and in this Article VII shall survive such termination, and the provisions set forth in Article IV shall survive such termination until the first date on which there are no Registrable Securities outstanding.

7.2 Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and the Shareholder. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

7.3 Successors and Assigns. Except as otherwise provided below, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Company and the Shareholder. Notwithstanding the foregoing, (i) subject to the execution of a joinder agreement substantially in the form set forth as Exhibit C, a Shareholder may assign all or any portion of its rights, interests or obligations under this Agreement to an Affiliated Transferee (whether such assignment occurs prior to, at or after the Closing), (ii) a Shareholder may assign all or any portion of its rights, interests or obligations under Article IV and Article V to any Person to whom such Shareholder Transfers Registrable Securities, and (iii) this Agreement may be assigned by operation of law by the Company. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 7.3 shall be void.

7.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

7.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

7.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Purchase Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

7.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (excluding choice-of-law principles of the laws of such State that would permit the application of the laws of a jurisdiction other than such State), other than to the extent the laws of the State of Florida mandatorily apply, without regard to any applicable conflicts-of-law principles. The parties hereto agree that any suit, action or proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan, or the courts of the State of New York located in the City and County of New York, Borough of Manhattan. Each of the parties hereto submits to the exclusive jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

7.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.9 Specific Performance. The parties hereto agree that irreparable damage may occur if any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 7.7, in addition to any other remedy to which they are entitled at law or in equity.

7.10 No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns, all of whom shall be third-party beneficiaries of this Agreement; provided that (i) for the avoidance of doubt, any Affiliated Transferee, or other Transferee to whom rights are assigned pursuant to Section 7.4, shall be an intended third-party beneficiary hereof and (ii) the Persons indemnified under Article V are intended third-party beneficiaries of Article V.

7.11 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

Elizabeth Arden, Inc.

2400 S.W. 145th Avenue

Miramar, FL 33027

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

7675 Fifth Avenue

New York, NY 10153

Phone: (212) 310-8000

Facsimile: (212) 310-8007

Attention:	Howard Chatzinoff
Michael J. Aiello

If to the Shareholders, to:

Nightingale Onshore Holdings L.P.

Nightingale Offshore Holdings L.P.

c/o Rhône Capital IV L.P.

630 5th Avenue

27th Floor

New York, NY 10111

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	Trevor S. Norwitz
Facsimile:	212-403-2000

7.12 Stock Dividends, Etc. The provisions of this Agreement shall apply to any and all shares of capital stock of the Company or other Group Company or any successor or assignee of the Company or other Group Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for the shares of Common Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Company or other Group Company as so changed.

7.13 Effectiveness. This Agreement shall become effective as of the Closing.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

ELIZABETH ARDEN, INC.

By:	/s/ Marcey W. Becker
Marcey W. Becker
Senior Vice President, Finance

NIGHTINGALE ONSHORE HOLDINGS L.P.

By:	/s/ Franz-Ferdinand Buerstedde
	Name:	Franz-Ferdinand Buerstedde
	Title:	Authorized Signatory

NIGHTINGALE OFFSHORE HOLDINGS L.P.

By:	/s/ Franz-Ferdinand Buerstedde
	Name:	Franz-Ferdinand Buerstedde
	Title:	Authorized Signatory

EXHIBIT C

JOINDER AGREEMENT

Elizabeth Arden, Inc.

2400 S.W. 145th Avenue

Miramar, FL 33027

Attention: General Counsel

Ladies and Gentlemen:

Reference is made to the Shareholders Agreement, dated as of August 19, 2014 (as such agreement may have been or may be amended from time to time) (the “Shareholders Agreement”), by and among Elizabeth Arden, Inc., a Florida corporation, Nightingale Onshore Holdings L.P., a Delaware limited partnership, Nightingale Offshore Holdings L.P., a Delaware limited partnership and any other parties identified on the signature pages of any joinder agreements substantially similar to this joinder agreement executed and delivered in accordance with the Shareholders Agreement. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Shareholders Agreement.

The undersigned agrees that, as of the date written below, the undersigned shall become a party to the Shareholders Agreement, and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Shareholders Agreement as a “Shareholder,” as though an original party thereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the [    ]th day of [                    ], [        ].

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By:
Name:
Title: